UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Graphic Packaging Corporation

(Name of Registrant as Specified In Its Charter)

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April 17, 2007

Dear Graphic Packaging Corporation Stockholders:

It is my pleasure to invite you to Graphic Packaging Corporation’s 2007 Annual Meeting of Stockholders, to be held at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, on Tuesday, May 15, 2007, at 10:00 a.m. local time.

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how our Board of Directors operates and provides compensation and other information about the management and Board of Directors of Graphic Packaging Corporation.

Whether or not you plan to attend the Annual Meeting, your vote is important and I hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend in person. If you hold your shares in your own name and choose to attend the Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow instructions from such firm to vote your shares.

Sincerely yours,

John R. Miller
Chairman of the Board

Notice
of
Annual Meeting of Stockholders
of
Graphic Packaging Corporation

Date:	May 15, 2007
Time:	10:00 a.m. local time
Place:	Renaissance Waverly Hotel 2450 Galleria Parkway Atlanta, Georgia 30339

Purposes:

•	To elect three Class I Directors to serve a three-year term and until the 2010 Annual Meeting of Stockholders; and

•	To transact any other business that may be properly brought before the Annual Meeting.

Only stockholders of record at the close of business on March 19, 2007 are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any adjournment thereof.

By order of the Board of Directors,

Stephen A. Hellrung
Senior Vice President, General
Counsel and Secretary

814 Livingston Court
Marietta, Georgia 30067
April 17, 2007

YOUR VOTE IS VERY IMPORTANT.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, PLEASE AUTHORIZE YOUR PROXY OR DIRECT YOUR VOTE BY INTERNET OR TELEPHONE, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENVELOPE PROVIDED. IF YOU MAIL THE PROXY CARD, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Proxy Statement
for the
Annual Meeting of Stockholders
May 15, 2007

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of Graphic Packaging Corporation, a Delaware corporation (the “Company”), of proxies to be voted at the 2007 Annual Meeting of Stockholders to be held at the Renaissance Waverly Hotel, located at 2450 Galleria Parkway, Atlanta, Georgia 30339, on Tuesday, May 15, 2007, at 10:00 a.m. local time (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will first be sent on or about April 17, 2007 to the Company’s stockholders of record as of the close of business on March 19, 2007 (the “Record Date”). References in this Proxy Statement to “Graphic Packaging,” “we,” “us,” and “our” or similar terms are to Graphic Packaging Corporation.

Outstanding Shares

As of the close of business on the Record Date, there were 200,625,243 shares of the Company’s common stock outstanding and entitled to vote. Stockholders are entitled to one vote for each share held on all matters to come before the Annual Meeting.

Who May Vote

Only stockholders who held shares of the Company’s common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

How to Vote in Person

If your shares are registered directly in your name, you are considered the stockholder of record and you may vote in person at the Annual Meeting. If your shares are registered through a bank or brokerage firm, your shares are considered to be held beneficially in street name. If your shares are held beneficially in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from the bank or brokerage firm that holds your shares. Please note that even if you plan to attend the Annual Meeting in person, the Company recommends that you vote before the Annual Meeting.

How to Vote by Proxy

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by any of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your bank or brokerage firm.

Voting over the Internet.  Stockholders of record of the Company’s common stock with Internet access may submit proxies from any location in the world by following the “Vote by Internet” instructions on their proxy cards. In addition, most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction card provided by their bank or brokerage firm. Please check the voting instruction card to determine Internet voting availability.

Voting by Telephone.  Stockholders of record of the Company’s common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most of the Company’s stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction card provided by their bank or brokerage firm. Please check the voting instruction card to determine telephone voting availability.

Voting by Mail.  Stockholders of record of the Company’s common stock may submit proxies by completing, signing and dating the enclosed proxy card and mailing it in the accompanying pre-addressed envelope. The Company’s stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card provided by their bank or brokerage firm and mailing them in the accompanying pre-addressed envelope.

How Proxies Work

The Board of Directors is asking for your proxy. By giving the Board your proxy, your shares will be voted at the Annual Meeting in the manner you direct. If you do not specify how you wish to vote your shares, your shares will be voted “FOR” the election of each of the Director nominees. Proxyholders will vote shares according to their discretion on any other matter properly brought before the Annual Meeting.

If for any reason any of the nominees for election as Director is unable or declines to serve as Director, discretionary authority may be exercised by the proxyholders to vote for substitutes proposed by the Board.

If the shares you own are held beneficially in street name by a bank or brokerage firm, such firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.”

How to Vote Your 401(k) Plan Shares

If you participate in the Company’s 401(k) Savings Plan or in the Company’s Hourly 401(k) Savings Plan (the “401(k) Plans”), you may give voting instructions as to the number of shares of the Company’s common stock held in your account as of the Record Date to the trustee of the savings plan. You provide voting instructions to the trustee, Fidelity Management Trust Company, by completing and returning the proxy card accompanying this Proxy Statement. The trustee will vote your shares in accordance with your duly executed instructions received by 12:00 midnight on May 10, 2007. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

You may also revoke voting instructions previously given to the trustee by 12:00 midnight on May 10, 2007, by filing either a written notice of revocation or a properly completed and signed proxy card bearing a later date with the trustee. Your voting instructions will be kept confidential by the trustee.

Quorum

In order to carry out the business of the Annual Meeting, there must be a quorum. This means that at least one-third (1/3) of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes present at the Annual Meeting for purposes of calculating whether a quorum is present.

Votes Needed

The Director nominees receiving the largest number of votes cast are elected, up to the maximum number of Directors fixed by the Board to be elected at the Annual Meeting. As a result, any shares not voted, whether by abstention, broker non-vote or otherwise, have no effect on the election of Directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. Approval of any other matter properly brought before the Annual Meeting requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. An abstention with respect to any other matter will have the effect of a vote against such proposal and broker non-votes will have no effect, as broker non-votes are not treated as shares entitled to vote.

Changing Your Vote

Shares of the Company’s common stock represented by proxy will be voted as directed unless the proxy is revoked. Any proxy may be revoked before it is exercised by sending to the Company’s Corporate Secretary an instrument revoking the proxy or a proxy bearing a later date. Any notice of revocation should be sent to: Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067, Attention: Corporate Secretary. Any proxy submitted over the Internet or by telephone may also be revoked by submitting a new proxy over the Internet or by telephone. A proxy is also revoked if the person who executed the proxy is present at the Annual Meeting and elects to vote in person.

Attending in Person

Only stockholders, their designated proxies and guests of the Company may attend the Annual Meeting. If your shares are held beneficially in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of shares of the Company’s common stock as of the Record Date in order to be admitted to the Annual Meeting.

SUMMARY OF MERGER WITH
GRAPHIC PACKAGING INTERNATIONAL CORPORATION

Pursuant to the Agreement and Plan of Merger dated March 25, 2003 among Riverwood Holding, Inc. (“Riverwood”), Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation (“GPIC”), Riverwood and GPIC agreed to merge in a stock-for-stock transaction (the “Merger”). On August 8, 2003, the Merger was consummated and Riverwood issued approximately 83.4 million shares of common stock to former GPIC stockholders. Such former GPIC stockholders owned approximately 42% of the Company’s outstanding common stock immediately after the Merger.

CORPORATE GOVERNANCE MATTERS

The Company’s Board of Directors periodically reviews its governance policies, practices and procedures to ensure that the Company meets or exceeds the requirements of applicable laws and rules, including the Sarbanes-Oxley Act of 2002, the related rules and regulations of the Securities and Exchange Commission (the “SEC”) and the corporate governance listing standards of the NYSE. Below, in question and answer format, is a summary of certain of the Company’s corporate governance policies and practices.

Who are Graphic Packaging’s Directors?

The Board currently consists of John D. Beckett, G. Andrea Botta, Kevin J. Conway, Jeffrey H. Coors (who serves as Vice Chairman of the Company), William R. Fields, Harold R. Logan, Jr., John R. Miller (who serves as the non-executive Chairman of the Board), David W. Scheible (who serves as President and Chief Executive Officer of the Company) and Robert W. Tieken. Mr. Stephen M. Humphrey served as a member of the Board through December 31, 2006.

How does Graphic Packaging determine which Directors are independent?

For these purposes, “independent” and “independence” have the meanings set forth under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, the rules and regulations adopted thereunder by the SEC, the NYSE’s corporate governance listing standards, and the Company’s Corporate Governance Guidelines, all as in effect from time to time. A Director will not qualify as independent unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, in accordance with the Company’s Corporate Governance Guidelines, the Company will also apply the following standards in determining whether a Director is independent:

•	A Director who is an employee of the Company, or whose immediate family member serves as one of the Company’s executive officers, may not be deemed independent until three years after the end of such employment relationship.

•	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Board and committee fees and pension or other forms of deferred compensation for prior service, may not be deemed independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by an immediate family member for service as one of the Company’s non-executive employees will not be considered in determining independence under this test.

•	A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•	A Director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

Applying these standards, the following six of the Company’s nine Directors are independent: Messrs. Beckett, Botta, Fields, Logan, Miller and Tieken. Messrs. Coors and Scheible are not considered independent because they serve as executive officers of the Company and Mr. Conway is not considered independent because of his status as a principal of Clayton, Dubilier & Rice, Inc. (“CD&R”), an investment banking firm that manages Clayton, Dubilier & Rice Fund V Limited Partnership (the “CD&R Fund”), the holder of approximately 17% of the Company’s common stock and a party to the Stockholders Agreement dated March 25, 2003 among the Company, the Coors family stockholders and certain related family trusts, the CD&R Fund and EXOR Group, S.A.

The Company is a “controlled company,” as that term is defined in the NYSE’s corporate governance listing standards, because more than 50% of the Company’s voting power is held by a group of stockholders consisting of members of the Coors family and certain related trusts and foundations, the CD&R Fund and EXOR Group, S.A. (“EXOR”) and their respective affiliates. Please see “Certain Relationships and Related Transactions” below. As a “controlled company,” the Company is exempt from the requirements of Rule 303A of the NYSE Listed Company Manual with respect to having the Board be comprised of a majority of independent Directors and having the Compensation and Benefits Committee and Nominating and Corporate Governance Committee being composed solely of independent Directors.

How many times did Graphic Packaging’s Board of Directors meet last year?

The Board held thirteen meetings in 2006.

Did any of Graphic Packaging’s Directors attend fewer than 75% of the meetings of the Board and their assigned committees?

All of the Directors attended at least 75% of the meetings of the Board and their assigned committees during 2006.

What is Graphic Packaging’s policy on Director attendance at annual meetings of stockholders’?

Directors are expected to attend each annual meeting of stockholders, but are not required to do so. All of the Company’s Directors attended the 2006 annual meeting of stockholders.

Do the non-management Directors of Graphic Packaging meet during the year in executive session?

Yes, the Company’s non-management Directors met separately at regularly scheduled executive sessions during 2006 and will continue to do so without any member of management being present. Mr. Miller, as the non-executive Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee, acted as presiding Director at each executive session during 2006.

Can stockholders and other interested parties communicate directly with the Directors of Graphic Packaging or with the non-management Directors of Graphic Packaging?

Yes. If you wish to communicate with the Board or any individual Director, you may send correspondence to Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067, Attention: Corporate Secretary. The Corporate Secretary will submit your correspondence to the Board, the appropriate committee or the appropriate Director, as applicable. You may also communicate directly with the presiding non-management Director of the Board or the non-management Directors as a group by sending correspondence to Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067, Attention: Presiding Director.

Does Graphic Packaging’s Board of Directors have any separately-designated standing committees?

The Board presently has three separately-designated standing committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee.

What does the Audit Committee do?

The Audit Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	compliance with legal and regulatory requirements;

•	systems of internal accounting and financial controls;

•	the performance of the annual independent audit of the Company’s financial statements;

•	the Company’s independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	the review and approval or ratification (if appropriate) of transactions with related parties.

The Audit Committee is also responsible for preparing the Report of the Audit Committee in conformity with the rules of the SEC to be included in the proxy statement for the annual meeting of stockholders.

Who are the members of the Audit Committee?

The current members of the Audit Committee are Messrs. Logan, Miller and Tieken, with Mr. Tieken serving as Chairman.

How many meetings did the Audit Committee have last year?

The Audit Committee held nine meetings during 2006.

Does Graphic Packaging have an Audit Committee Financial Expert?

Yes. The Board has examined the SEC’s definition of “audit committee financial expert” and has determined that each of Harold R. Logan, Jr., John R. Miller and Robert W. Tieken meet these standards and are each “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual. Accordingly, Messrs. Logan, Miller and Tieken have each been designated by the Board as an audit committee financial expert.

What does the Compensation and Benefits Committee do?

The Compensation and Benefits Committee oversees the compensation and benefits of the Company’s management and employees and is responsible for, among other things:

•	reviewing and making recommendations as to the compensation of the President and Chief Executive Officer, the other senior executives of the Company who report to the Chief Executive Officer and any employee whose annual base salary exceeds $250,000;

•	approving any equity compensation awards to those of the Company’s Directors who are employees and to other individuals who are “officers” for purposes of Section 16 of the Exchange Act; and

•	administering the Company’s short- and long-term incentive plans.

Who are the members of the Compensation and Benefits Committee?

The current members of the Compensation and Benefits Committee are Messrs. Beckett, Botta, Fields and Logan, with Mr. Fields serving as Chairman. All of these directors are “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual.

How many meetings did the Compensation and Benefits Committee have last year?

The Compensation and Benefits Committee held seven meetings during 2006.

What does the Nominating and Corporate Governance Committee do?

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying qualified individuals for nomination to the Board and developing and recommending a set of corporate governance principles to the Board.

Who are the members of the Nominating and Corporate Governance Committee?

The current members of the Nominating and Corporate Governance Committee are Messrs. Botta, Conway, Coors, Fields, Miller and Tieken, with Mr. Miller serving as Chairman. Messrs. Botta, Fields, Miller and Tieken are each “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual. As discussed above, Messrs. Conway and Coors are not “independent directors.”

How many meetings did the Nominating and Corporate Governance Committee hold last year?

The Nominating and Corporate Governance Committee held two meetings during 2006.

Does Graphic Packaging have Corporate Governance Guidelines?

Yes, the Board has formally adopted Corporate Governance Guidelines to assure that it will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to assure that the Board is focused on increasing stockholder value. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to Board composition and selection, Board meetings and involvement of senior management, evaluation of the Chief Executive Officer’s performance and senior management succession planning, and Board committees and compensation. You may find a copy of the Corporate Governance Guidelines on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Does Graphic Packaging have a code of ethics and conduct, and, if so, where can I find a copy?

Yes, the Board has formally adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Does Graphic Packaging have a policy governing related-party transactions, and, if so, where can I find a copy?

Yes, the Board has delegated authority to the Audit Committee to review and approve related-party transactions. The Audit Committee has adopted a Policy Regarding Related-Party Transactions that is available on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Have the Board’s standing committees adopted charters and, if so, where can I find copies?

Yes, the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee have each adopted charters, copies of which can be found on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

How can I obtain printed copies of the information described above?

The Company will provide printed copies of the charters of the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee, as well as the Policy Regarding Related-Party Transactions, the Code of Business Conduct and Ethics and Corporate Governance Guidelines to any person without charge upon request.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors has nine members divided evenly into three classes, with one class being elected each year for a three-year term. The three nominees standing for re-election as Class I Directors are: Kevin J. Conway, Jeffrey H. Coors and Robert W. Tieken.

If elected, each Class I nominee will serve three consecutive years with his term expiring in 2010, and until a successor is elected and qualified. The election of each nominee requires the affirmative vote of the holders of the plurality of the shares of the Company’s common stock cast in the election of Directors. If at the time of the Annual Meeting any of these nominees is unable or unwilling to serve as a Director for any reason, which is not expected to occur, the persons named as proxies will vote for such substitute nominee or nominees, if any, as shall be designated by the Board. See “Certain Relationships and Related Transactions — Stockholders Agreement” for information regarding rights that certain stockholders have to designate nominees for director and the obligations of certain stockholders to vote for certain nominees.

Set forth below is certain information furnished to the Company by the Director nominees and by each of the incumbent Directors whose terms will continue after the Annual Meeting. There are no family relationships among any directors or executive officers of the Company.

Information Concerning the Nominees

Class I Nominees for Election as Directors — Term to Expire in 2010

Kevin J. Conway, 48, has been a member of the Company’s Board and a member of the Board of Directors of the Company’s subsidiary Graphic Packaging International, Inc. since 1995. Mr. Conway is a principal of CD&R, a New York-based private investment firm, a director of CD&R Investment Associates II, Inc. (“Associates II”), a Cayman Islands exempted company that is the managing general partner of CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership (“Associates V”), the general partner of CD&R, and a limited partner of Associates V.

Jeffrey H. Coors, 62, was named Vice Chairman of the Company and Graphic Packaging International, Inc. on August 8, 2006. Mr. Coors continues to serve as a member of the Board of Directors of such companies and served as Executive Chairman from the closing of the Merger in August 2003 until August 8, 2006. Mr. Coors was Chairman of GPIC from 2000 and until the closing of the Merger, and was its Chief Executive Officer and President from GPIC’s formation in 1992 and until the closing of the Merger. Mr. Coors served as Executive Vice President of the Adolph Coors Company from 1991 to 1992 and as its President from 1985-1989, as well as at Coors Technology Companies as its President from 1989 to 1992.

Robert W. Tieken, 67, has been a member of the Company’s Board and the Board of Directors of the Company’s subsidiary Graphic Packaging International, Inc. since September 2003. Mr. Tieken served as the Executive Vice President and Chief Financial Officer of The Goodyear Tire & Rubber Company from May 1994 to June 2004. From 1993 until May 1994, Mr. Tieken served as Vice President-Finance for Martin Marietta Corporation. Mr. Tieken serves as a member of the Board of Directors of SIRVA, Inc. a global provider of moving and relocation services, and as its interim Chief Executive Officer.

Information Concerning Continuing Directors

Class II Directors — Term to Expire in 2008

John D. Beckett, 68, has been a member of the Company’s Board and the Board of Directors of the Company’s subsidiary Graphic Packaging International, Inc. since the closing of the Merger in 2003. From 1993 until the closing of the Merger, Mr. Beckett served as one of the directors of GPIC. He has been Chairman of the R.W. Beckett Corporation, a manufacturer of components for oil and gas heating appliances, since 1965 and from 1965 until 2001, Mr. Beckett also served as its President.

John R. Miller, 69, was named the non-executive Chairman of the Board of Directors of the Company and Graphic Packaging International, Inc. on August 8, 2006 and has been a member of such Boards since 2002. Mr. Miller is Chairman of the Board of SIRVA, Inc., a global provider of moving and relocation services. He has been a director of Cambrex Corporation, a global diversified life science company since 1998, and since 1985, a director of Eaton Corporation, a global diversified industrial manufacturer. From 2000 to 2003, Mr. Miller served as Chairman, President and Chief Executive Officer of Petroleum Partners, Inc., a provider of outsourcing services to the petroleum industry. He formerly served as President and Chief Operating Officer of The Standard Oil Company and Chairman of the Federal Reserve Bank of Cleveland.

David W. Scheible, 50, was appointed as a director, President and Chief Executive Officer of Graphic Packaging Corporation and Graphic Packaging International, Inc. on January 1, 2007. Prior to that time, Mr. Scheible had served as Chief Operating Officer of such companies since October 2004. Mr. Scheible served as Executive Vice President of Commercial Operations from the closing of the Merger in August 2003 until October 2004. Mr. Scheible served as Graphic Packaging International Corporation’s Chief Operating Officer from 1999 until the closing of the Merger. He also served as President of Graphic Packaging International Corporation’s Flexible Division from January to June 1999. Previously, Mr. Scheible was affiliated with the Avery Denison Corporation, working most recently as its Vice President and General Manager of the Specialty Tape Automotive Division from 1995 through 1999 and Vice President and General Manager of the Automotive Division from 1993 to 1995.

Class III Directors — Term to Expire in 2009

G. Andrea Botta, 53, has been a member of the Company’s Board and a member of the Board of Directors of the Company’s subsidiary Graphic Packaging International, Inc. since 1996. Mr. Botta is the President of Glenco LLC, a private investment company. From 1999 to February 2006, Mr. Botta served as a managing director of Morgan Stanley. Before joining Morgan Stanley, he was president of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc.

William R. Fields, 57, has been a member of the Company’s Board and a member of the Board of Directors of the Company’s subsidiary Graphic Packaging International, Inc. since July 2005. Mr. Fields is Chairman of Intersource Co., Ltd., a China-based sourcing and product development company. Prior to joining Intersource Co., Ltd. in 2005, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2 U Stores for one year and as Chairman and Chief Executive Officer of China Asset Management Ltd. from 1999 to 2002.

Harold R. Logan, Jr., 62, has been a member of the Company’s Board and the Board of Directors of the Company’s subsidiary Graphic Packaging International, Inc. since the closing of the Merger in 2003. From 2001 until the closing of the Merger, Mr. Logan served as one of the directors of GPIC. From 2003 through September 2006 Mr. Logan was a director and Chairman of the Finance Committee of TransMontaigne, Inc., a transporter of refined petroleum products, and was a director, Executive Vice President, and Chief Financial Officer of TransMontaigne, Inc. from 1995 to 2002. TransMontaigne, Inc. was sold to Morgan Stanley Group, Inc. on October 1, 2006. Mr. Logan served as a director and Senior Vice President, Finance of Associated Natural Gas Corporation, a natural gas and crude oil company, from 1987 to 1994. He also serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and a director of Hart Energy Publishing, LLC and The Houston Exploration Company.

Directors Emeritus

During 2006, William K. Coors and B. Charles Ames each served on the Board as a Director Emeritus. In such capacity, they have the right to attend Board meetings and to receive copies of all written materials provided to the Board, but do not have any right to vote on any matter presented to the Board. Mr. William K. Coors resigned from his position as a Director Emeritus on March 13, 2007.

Criteria for Potential Directors

The Company’s Board is responsible for selecting nominees for election as Directors by stockholders and for filling vacancies on the Board. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board individuals for nomination as members of the Board and its committees and, in this regard, reviewing with the Board on an annual basis the current skills, background and expertise of the members of the Board, as well as the Company’s future and ongoing needs. This assessment is used to establish criteria for identifying and evaluating potential candidates for the Board. However, as a general matter, the Nominating and Corporate Governance Committee seeks individuals who demonstrate:

•	the highest personal and professional integrity,

•	commitment to driving the Company’s success;

•	an ability to provide informed and thoughtful counsel on a range of issues; and

•	exceptional ability and judgment.

The Nominating and Corporate Governance Committee considers candidates recommended by its members and other Directors. The Nominating and Corporate Governance Committee will also consider whether to nominate any person recommended by a stockholder pursuant to the provisions of the Company’s By-Laws relating to stockholder nominations as described in “Stockholder Proposals and Nominations,” below. The Nominating and Corporate Governance Committee uses the same criteria to evaluate proposed nominees that are recommended by its members and other Directors as it does for stockholder-recommended nominees.

Compensation of Directors

The following table sets forth information regarding the compensation of the non-employee Directors of the Company.

Director Compensation Table for 2006

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards	Total
Name	($)	($)(1)	($)

John D. Beckett	48,875	40,000	88,875
G. Andrea Botta(2)	47,500	40,000	87,500
Kevin J. Conway	41,500	40,000	81,500
William R. Fields	49,625	40,000	89,625
Harold R. Logan	51,000	40,000	91,000
John R. Miller	95,174	40,000	135,174
Robert W. Tieken	59,500	40,000	99,500

(1)	The dollar value of stock awards set forth in this column is equal to the compensation cost recognized during 2006 for financial statement purposes in accordance with Financial Accounting Standard 123R.

(2)	Mr. Botta has elected to defer receipt of all cash and stock compensation payable to him in the form of phantom shares. Cash compensation is converted to phantom shares based on the closing price of the Company’s common stock on the first trading day following the end of the quarter. Awards of common stock are converted to phantom shares on a one-for-one basis. At December 31, 2006, Mr. Botta held a total of 58,991 shares of phantom stock.

Each Director who is not an officer or employee of the Company receives an annual cash retainer fee of $20,000, payable in quarterly installments. In addition, each non-employee Director receives $1,500 per Board meeting attended and $1,000 per committee meeting attended. The Audit Committee chairman and each of the other Committee chairmen receive a further retainer fee of $10,000 and $5,000, respectively, payable in equal quarterly installments. In addition to the retainers and meeting fees, each non-employee Director receives an annual grant of shares of stock with a value of $40,000 on the date of grant. Non-employee Directors have the option to defer all or part of the cash and equity compensation payable to them in the form of phantom stock.

On August 8, 2006, Mr. Miller was appointed non-executive Chairman of the Board. For his services as non-executive Chairman of the Board, Mr. Miller is entitled to receive annual cash compensation of $100,000. Mr. Miller’s annual compensation for serving as the non-executive Chairman of the Board in 2006 was prorated to $39,674.

Directors who are officers or employees do not receive any additional compensation for serving as a Director. Pursuant to the terms of Mr. Conway’s employment with CD&R, he has assigned his right to receive compensation for his service as a Director to CD&R. The Company reimburses all Directors for reasonable and necessary expenses they incur in performing their duties as Directors.

Board Recommendation

The Board believes that voting for each of the three nominees for Director selected by the Board is in the best interests of the Company and its stockholders. The Board recommends a vote “FOR” each of the three nominees for Director.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the following Compensation Discussion and Analysis. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation and Benefits Committee

William R. Fields, Chairman
John D. Beckett
G. Andrea Botta
Harold R. Logan, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

References to the “Committee” in this Compensation Discussion and Analysis section are to the Compensation and Benefits Committee. References to “Executives” are to the Named Executive Officers reported in the Summary Compensation Table and other tables in this proxy statement.

Guiding Principles and Policies

The goal of our compensation program is to build long-term stockholder value by attracting, retaining and motivating key members of management. A significant portion of the compensation packages of our Executives is intended to be pay for performance. In our program, decisions with respect to one element of pay tend not to impact other elements of pay. Market data, individual performance, retention needs and internal equity among our Executives’ compensation packages have been the primary factors considered in decisions to increase or decrease compensation materially.

Peer Group and Market Data

We obtain an analysis of market data at least every other year in which compensation of the Executives is compared to the compensation paid to executives holding comparable positions at similar companies. The companies used for this comparison are chosen by the Company and the Committee’s consultant, Hewitt Associates, and consist of a group of about 30 manufacturing companies with revenues approximately one-half to double the revenues of the Company that participate in Hewitt Associates’ database of executive pay. This peer group was originally chosen in 2003 and has changed somewhat from study to study because of merger and acquisition activity and participation in Hewitt Associates’ database, but our goal is to have it be as constant as possible. Hewitt Associates tests the peer group results against data from broader general industry, manufacturing and forest products groups to ensure that the peer group provides an appropriate benchmark of executive compensation.

The peer group used to develop 2006 compensation is listed below.

Air Products and Chemicals, Inc.	Ecolab Inc.	Ryerson Tull, Inc.
Armstrong World Industries, Inc.	Flowserve Corporation	The Scotts Miracle-Gro Company
Ball Corporation	FMC Corporation	Sonoco Products Company
Bausch & Lomb Incorporated	Johns Manville	Steelcase Inc.
BorgWarner Inc.	Kennametal Inc.	Thomas & Betts Corporation
Briggs & Stratton Corporation	Maytag Corporation	Tupperware Corporation
Church & Dwight Company, Inc.	Milacron Inc.	UST Inc.
C.R. Bard, Inc.	Molson Coors Brewing Company	Wm. Wrigley Jr. Company
Cooper Cameron Corporation	PACCAR Inc	Worthington Industries, Inc.
Donaldson Company, Inc.

Role of Compensation Consultants

The Committee independently retains Hewitt Associates to assist the Committee in its deliberations regarding executive compensation. Hewitt Associates is also retained by the Company to assist with various compensation and benefit matters. The mandate of Hewitt Associates is to serve the Company and work for the Committee in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations. Hewitt Associates consultants attended five of the seven Committee meetings in 2006 and assisted the Committee with market data and a related assessment of the Company’s executive compensation levels, long-term incentive grant sizes, employment contract revisions and disclosures under the new proxy disclosure rules.

Role of Executive Officers

The Chief Executive Officer and Senior Vice President, Human Resources recommend to the Committee the compensation program design and award amounts for most executives. They are not involved in determining their own pay.

Overview of Executive Compensation Components

Our executive compensation program currently consists of the following compensation elements:

•	Base salary

•	Short-term cash incentives

•	Long-term incentives, consisting of Service Restricted Stock Units (Service RSUs) and Performance Restricted Stock Units (Performance RSUs)

•	Welfare benefits

•	Perquisites

•	Retirement benefits

•	Termination pay

Each of these elements is discussed below, as well as the methodology used for setting the amount of each type of compensation.

Base Salary

Philosophy.  Our philosophy is to set salaries for our Executives at the 75th percentile of the peer group’s salaries for executives with similar positions and responsibilities (with adjustments made to reflect the various sizes of the companies in such group). Recent promotions, however, have resulted in actual base salaries for several of our Executives that are below the size-adjusted 50th percentile of the peer group.

The 75th percentile represents about 15% more base salary than the size-adjusted median. The desire to set salaries at this somewhat higher level reflects that annual target goals under the Management Incentive Plan (“MIP”) are set at levels of Company performance that we believe are more difficult to achieve than performance goals used to determine short-term incentive amounts at most other peer group companies. We periodically assess our performance against that of peer companies to confirm that our short-term incentive target goals represent approximately 75th percentile performance.

Changes to base salaries occur on a periodic basis that is generally at least twelve months after the most recent adjustment for the Executive. Base salary changes take into account market data for similar positions, the Executive’s experience and time in position, any changes in responsibilities and individual performance. In August 2006, Mr. Coors’ base salary was reduced from $624,000 to $575,000 as he transitioned into a more advisory role with the Company.

Impact of Perquisites Change on Base Salary.  In July 2006, we conformed the language and details of our Executives’ employment agreements. As part of the conforming process, perquisites for Mr. Scheible were reduced by $23,500 and his base salary was increased by $23,500.

Management Incentive Plan

The purpose of the MIP is to provide a meaningful short-term cash incentive that rewards the achievement of specified annual financial goals. The financial measure used to set such financial goals or targets is earnings before income taxes, depreciation and amortization (“EBITDA”).

Target Opportunities.  The MIP payout at the target level for each Executive is set at a level that pays at the 75th percentile of peer group companies for Company performance at the 75th percentile of the peer group.

Performance Goals.  Because we set target performance goals that we believe represent performance at or above the 75th percentile of our peer group (confirmed through historical analysis), achievement of such goals is designed to pay base salary plus short-term incentive at approximately the 75th percentile of the peer group. Should the Company fail to reach target goals, the MIP will pay out to a lesser degree. Payouts are discretionary on the part of the Committee if the threshold goals are not met. Our EBITDA goal for 2006 was $305 million, achievement of which would present an opportunity for a MIP award at target. The payout for performance at 96.7% of our EBITDA goal was set at 50% of target, and no payout would be earned for performance at or below 93.4% of our EBITDA goal. The payout for performance 7.2% or more above our EBITDA goal (after appropriate accrual for the greater compensation expense) was set at a maximum of 200% of target.

Actual Short-Term Incentive Payouts for 2006.  Actual short-term incentive payouts for 2006 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Payouts were made at target levels for 2006. In arriving at this payout level, the Committee took into account the above-target results that occurred during the majority of the year and management’s overall performance in a difficult operating environment. The Committee concluded, given all the facts, that a target payout for 2006 was appropriate and used the discretion permitted under Section VII of the MIP to award payouts at the 100% of target level.

Long-Term Incentives

The 2006 long-term incentive program has two elements: Service RSUs and Performance RSUs. Each represents about 50% of the competitive, total long-term incentive value that the Company pays to its Executives. Both types of grants are intended to retain Executives during a multi-year vesting period, align the long-term interests of Executives with our stockholders and provide cash and stock compensation. A mandatory two-year holding period after vesting further aligns our Executives’ interests with those of our stockholders.

Service RSUs vest in three equal increments on the first, second and third anniversaries of the date of grant. Performance RSUs vest in full on the second anniversary of the date of grant. Both are payable one-half in shares of our common stock and one-half in cash two years after vesting upon the expiration of the mandatory holding period.

How Award Sizes are Determined.  Together, the Service RSUs and the target number of Performance RSUs are calculated to provide a long-term incentive award at approximately the size-adjusted 50th percentile of the peer group. The specific target opportunity for each Executive is determined through a combination of market data and consideration of internal equity issues among our Executives’ compensation packages.

The value of the Service RSU grants is based on market levels of long-term compensation in February of each year times 50%. The number of shares delivered is calculated using the average closing stock price of the Company’s common stock for the month of January preceding the grant of the Service RSUs. For Service RSUs granted in 2006, the stock price used was $2.65.

The target number of Performance RSUs to be granted in May of the following year is equal to the number of Service RSUs previously granted, and is subject to adjustment down to 0% of market and up to 70% of market (140% of target) based on the Committee’s assessment of management’s performance in the prior year.

2006 Grants.  In March 2006, we granted Service RSUs to all of the Executives except Mr. Coors, (who is expected to retire from management of the Company at the end of 2007 and serve thereafter solely on the Board of Directors). Grant sizes were equal to 50% of market long-term incentive opportunities.

In April 2006, we granted Service RSUs to Mr. Humphrey. This grant was in lieu of an award of Service RSUs for 2005, which was delayed while the Committee established a comprehensive compensation plan for Mr. Humphrey.

In May 2006, we granted Performance RSUs that represented the performance portion of the 2005 grants for Messrs. Humphrey, Blount and Schmal. Messrs. Scheible and Coors did not receive Performance RSUs in May 2006 because they had not received Service RSUs in 2005. This was because, in connection with the Merger, each had previously received a substantial award of restricted stock units (“RSUs”) under the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan to replace prior long-term incentive awards made at GPIC.

The May 2006 Performance RSU grants were made at 55% of market. When combined with the Service RSU grants made in 2005, they represent a grant equal to 105% of target for long-term incentives. The size of the Performance RSU grants in May 2006 was based on the Committee’s determination of 2005 performance against plan. In arriving at this figure, the Committee considered achievements in debt reduction, cost reduction, innovation and resulting new product sales, process improvements and asset utilization. Achievement was above plan in cost reduction, innovation, process improvements and asset utilization. Achievement was below plan in debt reduction.

All of the grants discussed above are reflected in the Summary Compensation Table.

Welfare Benefit Plans

Executives participate in employee benefit plans available to all employees, including medical, dental, accidental death and dismemberment, business travel accident, prescription drug, life and disability insurance. Continuation of welfare benefits for a limited time may occur as part of severance upon certain terminations of employment.

Perquisites

Perquisites complement our other compensation vehicles and enable us to attract and retain the best management talent. Prior to July 20, 2006, Mr. Coors and Mr. Scheible’s employment contracts provided for perquisites allowances of $46,500 and $43,500, respectively, and Company-paid executive life insurance of six times base salary. The employment contracts for Messrs. Humphrey, Blount and Schmal provided for various levels of perquisites, including some or all of the following: tax preparation and financial planning, executive physicals, luncheon, athletic and country clubs, and home security systems.

In July 2006, employment contracts for the Executives were revised to provide to each a $20,000 payment in lieu of perquisites that can be used as the Executive determines. The fixed payment was designed to take the place of existing specific perquisites and to simplify administration. Because this change was made mid-year, the amount of such payment was reduced by the total of perquisites already reimbursed. The payment is reported in the Summary Compensation Table in the Bonus column.

Retirement Benefits

Executives and all other employees who meet certain service requirements are eligible to participate in one of the Company’s 401(k) Savings Plans, qualified defined contribution plans under the rules of the Internal Revenue Service. The Company does not offer a 401(k) restoration plan that would permit Executives to contribute to and receive matching contributions from the Company on a basis that would be commensurate with other employees as a percent of pay. Executives and all other employees are also eligible to participate in either the Riverwood International Employees Retirement Plan or the Graphic Packaging Retirement Plan (together, the “Pension Plans”). In addition, senior executives participate in either the Riverwood International Supplemental Retirement Plan or the Graphic Packaging Supplemental Retirement Plan (together, the “Supplemental Plans”). Messrs. Coors and Scheible participated in the Graphic Packaging Retirement Plan and the Graphic Packaging Supplemental Plan until January 1, 2005, the date they transferred into the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan. The Supplemental Plans provide a benefit based upon compensation that exceeds the limits set by the Internal Revenue Service for the Pension Plans and makes total retirement benefits under the Company’s defined benefit plans for the Executives commensurate with those available to other employees as a percent of pay. Additional information about the Pension Plans and the Supplemental Plans is provided under the Pension Benefits in 2006 table.

Mr. Humphrey.  Mr. Humphrey’s employment contract provided him with a guaranteed 10 years of service for purposes of the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan. This provision was designed to attract him to the Company, but the guarantee was not utilized, as Mr. Humphrey achieved 10 years of service in March 2007. In addition, a Supplemental Executive Pension Plan (SEPP) was implemented in April 2006 to provide an additional benefit to him equal to an additional 22 years of service (up to a maximum of $5,000,000) should he remain employed through March 31, 2007.

Employment Agreements and Potential Payments on Termination

In July 2006, the Company entered into revised employment contracts with all of the Executives containing more uniform provisions. The new agreements contain enforceable non-competition and non-solicitation covenants, expand the termination for “Cause” definition and contain claims releases and more consistent severance provisions.

Agreements other than Mr. Coors’ and Mr. Humphrey’s provide guaranteed severance in the event of certain terminations of employment. For Mr. Scheible the guaranteed severance is two times base salary, and for Messrs. Blount and Schmal it is one times base salary. Executives also receive welfare benefits for one year after termination and a pro-rata MIP payout (which is doubled for Mr. Scheible). Messrs. Humphrey and Coors do not have severance benefits in their agreements because each is expected to retire from the Company at the end of 2007.

Executives may receive severance if they are terminated involuntarily, or terminate voluntarily for Good Reason (as defined below) within 30 days of the Good Reason event. The Executive must deliver written notice of intention to terminate for Good Reason, specifying the applicable provision, and provide the Company a reasonable opportunity to cure. The Good Reason provision in the 2006 contracts was designed to equalize the treatment of voluntary terminations for Good Reason with involuntary terminations without Cause. Doing so enables the contracts to fulfill their purpose of promoting retention during times of uncertainty and transition. “Good Reason” as defined in the agreements includes contract termination, material reduction in position, responsibilities or duties, failure of a successor company to assume the agreement, reduction in salary, breach of agreement or mandatory relocation, other than in connection with promotion, of more than 50 miles.

The agreements are discussed in more detail under Employment Agreements and Termination of Employment Arrangements.

We have no change-in-control severance protections in the employment agreements and because the Company vested all outstanding options in December 2005, certain other change-in-control provisions in the Company’s equity compensation plans are moot. However, the award agreements for the Service RSUs and Performance RSUs granted under the 2004 Stock and Incentive Compensation Plan (the “2004 Plan”) provide that all vesting restrictions shall lapse and the mandatory holding period shall expire upon the occurrence of a change-in-control. In addition, the following provisions would affect options granted under the Company’s other equity compensation plans in the event of a change-in-control:

•	The 2004 Plan provides that if a participant’s employment is terminated for any reason except Cause within six months prior to a change-in-control or within twelve months subsequent to such change-in-control, the participant will have until the earlier of (i) twelve months following such termination, or (ii) expiration of the option, to exercise such option.

•	The 2003 Riverwood Holding, Inc. Long-Term Incentive Plan provides that outstanding options will be either cancelled in exchange for a payment in cash of an amount equal to (i) the excess of the value assigned to shares in the transaction constituting the change-in-control over (ii) the exercise price, or exchanged for an alternative award with substantially equivalent economic value.

•	The Riverwood Holding, Inc. 2002 Stock Incentive Plan provides that outstanding options will be cancelled in exchange for a payment equal to (i) the excess of the value assigned to shares in the transaction constituting the change-in-control over (ii) the exercise price, and that such payment be made in cash or in shares of the stock of the new company, if such shares are publicly-traded.

•	The Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan and the Riverwood Holding, Inc. Stock Incentive Plan provide that outstanding options may be either cancelled in exchange for a payment equal to (i) the excess of the value assigned to shares in the transaction constituting a change-in-control over (ii) the exercise price, or if the transaction constituting a change-in-control is accounted for under the “pooling of interests” method, exercised by the holder or exchanged for fully-exercisable options to purchase the common stock of the new company, provided such opportunity is made available by the new company and that such substitute options have substantially equivalent economic value.

•	The Graphic Packaging Equity Incentive Plan provides only for full vesting of stock options and other awards upon a change-in-control.

In addition to certain benefits under the Company’s equity incentive plans in the event of a change-in-control, Messrs. Blount and Schmal participate in a retirement arrangement that supplements the benefit under the Company’s Pension Plans and Supplemental Plans in the event of a change-in-control by providing ten years minimum service and subsidized early retirement reduction factors. The present value of the annual net benefit under this arrangement is $203,664 and $250,915 for Mr. Blount and Mr. Schmal, respectively.

Timing of Compensation

Base salary adjustments are generally approved at the first Committee and Board meeting of the year and may take effect at various times over the course of the year. Service RSU grants are generally made at the first regularly scheduled Board meeting and Performance RSU grants are generally made at the second regularly scheduled Board meeting of the year. Our policy is that awards of equity compensation are made only at regularly scheduled meetings of the Board of Directors (except for new-hire grants) and that the date of grant is the date upon which the Board of Directors approves the grant.

Tax Issues

For tax purposes, amounts paid under the MIP and the value of Service RSUs and Performance RSUs is capped for each Executive at a percent of EBITDA. The percents for 2006 were 1.6% for Mr. Humphrey, 0.8% for Mr. Coors, 0.8% for Mr. Scheible and 0.4% for Mr. Blount. Favorable accounting and tax treatment of the various elements of our compensation program is a consideration in its design, but, because the Committee’s policy is to maximize long-term stockholder value, it is not the sole consideration. Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of certain items of compensation to each of the Executives (or, the “covered employees,” for Code Section 162(m) purposes) to $1,000,000 annually, unless the compensation qualifies as performance-based compensation exempt from the $1,000,000 limitation. Long-term incentives are intended to qualify for the performance-based exception described above. We will continue to monitor the levels of compensation of our Executives and to consider whether other action should be taken in order to ensure deductibility of compensation payable to them, although we reserve the right to award compensation that is not deductible under Code Section 162(m) if we determine it to be in the best interests of the Company and our stockholders to do so.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation paid to or earned by the Company’s Principal Executive Officer (Mr. Humphrey), Principal Financial Officer (Mr. Blount) and the Company’s three other most highly paid executive officers (collectively, the “Named Executive Officers”) for the fiscal year ended December 31, 2006.

Summary Compensation Table for 2006

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
				Stock	Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(4)	($)(5)	($)		($)

Stephen M. Humphrey	2006	1,058,333	—	2,635,041	1,050,000	326,106	213,516	(6)	5,282,996
President and Chief Executive Officer
Jeffrey H. Coors	2006	600,511	31,000	300,158	277,891	552,463	24,552	(7)	1,786,575
Vice Chairman
David W. Scheible	2006	550,000	43,500	411,605	412,500	73,749	11,325		1,502,679
Chief Operating Officer
Daniel J. Blount	2006	393,750	19,725	310,614	275,625	76,975	9,298		1,085,987
Senior Vice President and Chief Financial Officer
Michael R. Schmal	2006	350,000	11,988	362,051	245,000	136,031	16,812		1,121,882
Senior Vice President, Beverage

(1)	Amounts shown in this column reflect payments in lieu of perquisites and guaranteed car allowance payments.

(2)	The dollar value of RSUs set forth in this column is equal to the compensation cost recognized during 2006 for financial statement purposes in accordance with Financial Accounting Standard 123R (“FAS 123R”), except no assumptions for forfeitures were included. This valuation method values RSUs granted during 2006 and previous years. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 6 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Information regarding the number of RSUs granted to our named executives during 2006 is set forth in the Grants of Plan-Based Awards for 2006 Table. The Grants of Plan-Based Awards for 2006 Table also sets forth the aggregate grant date fair value of the RSUs granted during 2006 computed in accordance with FAS 123R.

(4)	The amounts set forth in this column were earned during 2006 and paid in early 2007 under our 2006 MIP.

(5)	The amounts set forth in this column reflect the aggregate increase in the present value of each of the Named Executive Officers’ respective accumulated benefits under our pension plans.

(6)	Includes $196,500, which is the amount of interest that would have been paid on the $5.0 million non-interest bearing loan made to Mr. Humphrey, had such loan borne interest at 3.93% per annum, the applicable federal rate on December 19, 2001, the date on which the loan was extended (see “Certain Relationships and Related Transactions — Management Indebtedness” for additional information on the loan made to Mr. Humphrey in November 1999). The amount also includes a gift of appreciation upon retirement from the Board of Directors (and related tax gross-up), club dues and tax preparation and estate planning services paid by the Company.

(7)	Includes executive life insurance premiums of $12,125, matching contributions on behalf of Mr. Coors to the Company’s 401(k) Plan and a gift of appreciation upon retirement as Executive Chairman of the Board of Directors (and related tax gross-up) paid by the Company.

The following table sets forth information regarding the grants of annual cash incentive compensation and RSUs during 2006 to the Named Executive Officers.

Grants of Plan-Based Awards in Fiscal 2006 Table

								All Other		Grant
								Stock		Date Fair
								Awards:		Value of
					Estimated Future Payouts			Number		Stock
		Estimated Possible Payouts			Under Equity Incentive			Shares of		and
		Under Non-Equity Incentive Plan Awards(1)			Plan Awards(2)			of Stock		Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Awards(3)
Name and Principal Position	Date	($)	($)	($)	($)	(#)	(#)	(#)		($)

Stephen M. Humphrey	02/15/2006	0	1,050,000	2,100,000
President and	02/15/2006							389,301	(4)	1,043,327
Chief Executive Officer	02/15/2006				0	389,301	545,021			1,043,327
	04/07/2006							143,678		344,827
	05/16/2006							158,046	(5)	535,776
Jeffrey H. Coors	02/15/2006	0	277,891	555,782
Vice Chairman
David W. Scheible	02/15/2006	0	412,500	825,000
Chief Operating Officer	02/15/2006							163,136	(4)	437,204
	02/15/2006				0	163,136	228,390			437,204
Daniel J. Blount	02/15/2006	0	275,625	551,250
Senior Vice President and	02/15/2006							84,746	(4)	227,119
Chief Financial Officer	02/15/2006				0	84,746	118,644			227,119
	05/16/2006							9,900	(5)	33,561
Michael R. Schmal	02/15/2006	0	245,000	490,000
Senior Vice President,	02/15/2006							74,153	(4)	198,730
Beverage	02/15/2006					74,153	103,814			198,730
	05/16/2006							31,350	(5)	106,277

(1)	The amounts set forth in these columns reflect the threshold, target and maximum cash payments that could have been earned during 2006 under the 2006 MIP.

(2)	The amounts set forth in these columns reflect the threshold, target and maximum number of RSUs that could have been earned during 2006 based upon the achievement of performance goals by the Company under the 2006 long-term incentive program (“2006 LTIP”). The amount of such awards will be determined and grants of such RSUs will be made before June 2007.

(3)	The amounts set forth in this column reflect the number of RSUs granted multiplied by the closing price of the Company’s common stock on the date of grant. For estimated future awards, the amounts set forth in this column represent the value of awards at the target level as of February 15, 2006.

(4)	These amounts reflect the number of RSUs granted during 2006 as Service RSUs under the 2006 LTIP.

(5)	These amounts reflect the number of RSUs earned during 2005 based upon the achievement of performance goals by the Company under the 2005 long-term incentive program.

Additional Information regarding the Summary Compensation Table for 2006 and the Grants of Plan-Based Awards in Fiscal 2006 Table

Salary.  The amounts shown as salaries in the Summary Compensation Table for 2006 represent amounts actually paid and may not be the same as current base salary levels.

Bonus.  Amounts earned under the MIP, which in previous years were reported in the “Bonus” column, are now reported in the “Non-Equity Incentive Plan Compensation” column.

Non-Equity Incentive Plan Compensation.  The Company’s annual Management Incentive Plan is designed to provide short-term incentive awards based upon the accomplishment by the Company of performance goals established at the beginning of each year. Awards are paid in cash during the first quarter of the following year.

Option/Stock Appreciation Rights Grants in 2006.  During 2006, none of the Named Executive Officers received grants of stock options or stock appreciation rights.

Stock Awards.  In 2006, the Compensation and Benefits Committee and the Board approved grants of RSUs under the 2004 Plan to our Named Executive Officers. These grants included Service RSUs that vest over a period of service and Performance RSUs that were based upon accomplishment of certain performance metrics.

The Service RSUs granted vest in three equal increments on the first, second and third anniversary of the date of grant and are payable 50% in shares of the Company’s common stock and 50% in cash two years thereafter upon the termination of a mandatory holding period. The Performance RSUs vest in full on the second anniversary of the date of grant and are payable 50% in shares of the Company’s common stock and 50% in cash two years thereafter upon the termination of a mandatory holding period.

Change in Pension Value and Deferred Compensation Earnings.  Amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation column of the Summary Compensation Table represent only the aggregate increase in the present value of accumulated benefits under our Pension Plans and Supplemental Plans, as the Company does not have an active deferred compensation plan. Amounts previously deferred by Mr. Coors into the ACX Technologies, Inc. Deferred Compensation Plan, a deferred compensation plan maintained by GPIC, are payable in shares of common stock and no interest is paid thereon.

The following table sets forth each outstanding award of stock options or RSUs held by the Named Executive Officers at the end of fiscal 2006.

Outstanding Equity Awards at Fiscal Year-End 2006 Table

	Option Awards				Stock Awards
							Equity
							Incentive
					Equity		Plan
					Incentive		Awards:
					Plan		Market
					Awards:		or Payout
					Number of		Value of
					Unearned		Unearned
	Number of				Shares,		Shares,
	Securities				Units		Units
	Underlying				or Other		or Other
	Unexercised		Option		Rights		Rights
	Options		Exercise	Option	That Have		That Have
	(#)		Price	Expiration	Not Vested		Not Vested
Name and Principal Position	Exercisable		($)	Date	(#)		($)
Stephen M. Humphrey	864,675	(1)	3.28	03/31/2007	158,046	(7)	684,339
President and Chief Executive Officer	1,081,675	(2)	4.93	03/31/2007	389,301	(8)	1,685,673
	517,779	(3)	6.57	05/07/2009	143,678	(9)	622,126
	1,081,675	(4)	6.57	03/31/2010
	228,150	(5)	6.57	08/08/2013
	6,503,948	(6)	7.88	01/01/2012
Jeffrey H. Coors	300,000		1.56	08/08/2013
Vice Chairman	10,406		7.06	08/08/2013
	523,872		7.56	08/08/2013
	60,638		9.11	08/08/2013
	545,700		10.17	08/08/2013
	8,768		10.48	08/08/2013
	27,285		10.58	08/08/2013
	4,860		10.65	08/08/2013
	9,182		13.21	08/08/2013
	112,778		13.38	08/08/2013
David W. Scheible	163,710		7.56	08/08/2013	163,136	(8)	706,379
Chief Operating Officer
Daniel J. Blount	73,008		6.57	06/11/2009	9,900	(7)	42,867
Senior Vice President and	41,417		6.57	06/30/2009	84,746	(8)	366,950
Chief Financial Officer	74,879		6.57	08/08/2013	6,000	(10)	25,980
Michael R. Schmal	60,840		6.57	06/04/2009	31,350	(7)	135,746
Senior Vice President, Beverage	69,039		6.57	06/30/2009	19,000	(10)	82,270
	80,613		6.57	08/08/2013	74,153	(8)	321,082

(1)	Includes 215,670 options held for the benefit of former spouse.

(2)	Includes 432,670 options held for the benefit of former spouse.

(3)	Includes 207,112 options transferred to former spouse.

(4)	Includes 432,670 options transferred to former spouse.

(5)	Includes 60,840 options transferred to former spouse.

(6)	Includes 2,130,754 options transferred to former spouse.

(7)	These RSUs vest on May 16, 2008.

(8)	These RSUs vest in three equal annual installments beginning on February 15, 2007.

(9)	These RSUs vest in three equal annual installments beginning on April 7, 2007

(10)	These RSUs vest in two equal annual installments beginning on March 16, 2007.

The following table sets forth the information regarding the number and value of stock options exercised and RSUs vested during 2006 for the Named Executive Officers.

Option Exercises and Stock Vested in 2006 Table

	Option Awards		Stock Awards
	Number of	Value of	Number of	Value of
	Shares	Shares	Shares	Shares
	Acquired	Realized on	Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name and Principal Position	(#)	($)(1)	(#)	($)(2)

Stephen M. Humphrey	217,000	837,349	114,075	396,981
President and Chief Executive Officer
Jeffrey H. Coors	—	—	128,962	448,788
Vice Chairman
David W. Scheible	—	—	105,192	366,068
Chief Operating Officer
Daniel J. Blount	—	—	57,168	195,705
Senior Vice President and Chief Financial Officer
Michael R. Schmal	—	—	94,169	317,448
Senior Vice President, Beverage

(1)	Options exercised for the benefit of former spouse.

(2)	The value realized on the vesting of RSUs is based on the closing price of the Company’s common stock on the date of vesting. As described in the Compensation Discussion and Analysis, certain RSUs are not payable until the expiration of a mandatory two-year holding period that follows the date of full vesting of the grant.

Pension Benefits at Fiscal Year-End 2006 Table

		Number		Present	Payments
		of Years		Value of	During
		Credited		Accumulated	Last
		Service		Benefit	Fiscal Year
Name and Principal Position	Plan Name	(#)		($)(1)	($)

Stephen M. Humphrey	Riverwood International Employees Retirement Plan	9		912,292	0
President and Chief	Riverwood International Supplemental Retirement Plan	9		917,360	0
Executive Officer	Graphic Packaging International, Inc. Supplemental Executive Pension Plan	22	(2)	5,000,000	0
Jeffrey H. Coors(3)	Riverwood International Employees Retirement Plan	38		0	0
Vice Chairman	Riverwood International Supplemental Retirement Plan	38		516,841	0
	Graphic Packaging Retirement Plan	36	(4)	956,615	0
	Graphic Packaging Supplemental Retirement Plan	36	(4)	1,831,969	0
David W. Scheible	Riverwood International Employees Retirement Plan	7		25,469	0
Chief Operating Officer	Riverwood International Supplemental Retirement Plan	7		99,782	0
	Graphic Packaging Retirement Plan	5	(4)	70,497	0
	Graphic Packaging Supplemental Retirement Plan	5	(4)	90,239	0
Daniel J. Blount	Riverwood International Employees Retirement Plan	8		185,943	0
Senior Vice President and	Riverwood International Supplemental Retirement Plan	8		424,321	0
Chief Financial Officer
Michael R. Schmal	Riverwood International Employees Retirement Plan	25		748,052	0
Senior Vice President,	Riverwood International Supplemental Retirement Plan	25		217,006	0
Beverage

(1)	The valuation method and assumptions used in calculating the present value of the accumulated benefits is set forth in Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Mr. Humphrey’s benefit under the Graphic Packaging International, Inc. Supplemental Executive Pension Plan is to be paid in a lump sum. The amount of such benefit is capped at $5,000,000 and would have been forfeited if Mr. Humphrey’s employment had terminated before March 31, 2007.

(3)	Mr. Coors is eligible for early retirement as of December 31, 2006.

(4)	Mr. Coors and Mr. Scheible were transferred to the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan from the Graphic Packaging Retirement Plan and the Graphic Packaging Supplemental Retirement Plan as of December 31, 2004. Benefits under the Graphic Packaging Retirement Plan and the Graphic Packaging Supplemental Retirement Plan were frozen as of the date of transfer.

Additional Information regarding the Pension Benefits at Fiscal Year-End 2006 Table

The Riverwood International Employees Retirement Plan and Riverwood International Supplemental Retirement Plan.  All U.S. salaried employees who satisfy the service eligibility criteria and who are not participants in the Graphic Packaging Retirement Plan (the “GPIC Retirement Plan”) are participants in the Riverwood International Employees Retirement Plan (the “Employees Retirement Plan”). Pension benefits under this plan are limited in accordance with the provisions of the Internal Revenue Code (the “Code”) governing tax-qualified pension plans. The Company also maintains the Riverwood International Supplemental Retirement Plan for participants in the Employees Retirement Plan that provides for payment to participants of retirement benefits equal to the excess of the benefits that would have been earned by each participant had the limitations of the Code not applied to the Employees Retirement Plan and the amount actually earned by such participant under such plan. Messrs. Humphrey, Coors, Scheible, Blount and Schmal are each eligible to participate in these pension plans. Benefits under the Riverwood International Supplemental Retirement Plan are not pre-funded; such benefits are paid by the Company.

Annual remuneration, defined as “Salary” in the Employees Retirement Plan, includes annual salary paid, amounts paid as bonuses under the annual incentive compensation plan and certain other bonus awards, but excludes payments under any equity incentive plan or long-term incentive plan.

As of December 31, 2006, Messrs. Humphrey, Coors, Scheible, Blount and Schmal had the completed years of credited service set forth above in the Pension Benefit Table. Estimated benefits have been calculated on the basis of a straight-life annuity form of payment and are not subject to a reduction to reflect the payment of Social Security benefits or other offset amounts. The years of service calculated for Messrs. Coors and Scheible include years of service credited under the GPIC Retirement Plan described below. Messrs. Coors and Scheible participated in the GPIC Retirement Plan until January 1, 2005 when they were transferred into the Employees Retirement Plan.

GPIC Retirement Plan.  The Company’s U.S. salaried employees who (i) were previously employed by GPIC, (ii) satisfy the service eligibility criteria and (iii) do not participate in the Employees Retirement Plan participate in the GPIC Retirement Plan. Pension benefits under the GPIC Retirement Plan are limited in accordance with the provisions of the Code governing tax qualified pension plans. GPIC also maintains the Graphic Packaging Supplemental Retirement Plan that provided the benefits that were not payable from the qualified retirement plan because of limitations under the Code. None of the Company’s Named Executive Officers participated in the GPIC Retirement Plan during 2006.

Supplemental Executive Pension Plan.  In April 2006, the Company established the Graphic Packaging International, Inc. Supplemental Executive Pension Plan for Mr. Humphrey. Pursuant to this plan, Mr. Humphrey receives a benefit equal to the amount that he would be paid for an additional 22 years of service under the Employees Retirement Plan described above, up to a maximum of $5,000,000. Such benefit was to be paid in a lump sum payment on March 31, 2007, if Mr. Humphrey continued to be employed by the Company or one of its affiliates through such date. Mr. Humphrey met his service requirement and the benefit under the Supplemental Executive Pension Plan was paid. The benefit paid under the plan was not pre-funded and the plan was intended to be a nonqualified, deferred compensation plan.

The following table sets forth information relating to the ACX Technologies, Inc. Deferred Compensation Plan. Mr. Coors is the only Named Executive Officer who participates in this plan.

Nonqualified Deferred Compensation For 2006 Table

	Aggregate		Aggregate
	Earnings in		Balance at
	Last Fiscal		Last Fiscal
	Year		Year-End
Name and Principal Position	($)(1)		($)

Stephen M. Humphrey	—		—
President and Chief Executive Officer
Jeffrey H. Coors	383,595	(2)	810,228
Vice Chairman
David W. Scheible	—		—
Chief Operating Officer
Daniel J. Blount	—		—
Senior Vice President and Chief Financial Officer
Michael R. Schmal	—		——
Senior Vice President, Beverage

(1)	No amounts reported in this table are reported as compensation in the Summary Compensation table.

(2)	This amount represents the difference in the closing price of the Company’s common stock from December 31, 2005 to December 31, 2006 multiplied by 187,120, the number of RSUs that represent Mr. Coors’ deferred compensation. Such compensation is now payable in shares of the Company’s common stock.

ACX Technologies, Inc. Deferred Compensation Plan.  Under the ACX Technologies, Inc. Deferred Compensation Plan, certain executives could defer up to 100% of any amounts he or she was entitled to receive under the annual incentive and long-term incentive plans. Amounts contributed under this plan could be invested in a GPIC stock fund or a cash fund. Mr. Coors made all of his deferrals into the GPIC stock fund. The ACX Technologies, Inc. Deferred Compensation Plan was closed to new deferrals in August 2003.

The following table provides information as of December 31, 2006, with respect to the Company’s compensation plans under which equity securities are authorized for issuance:

Equity Compensation Plan Information

	Number of Securities			Number of Securities Remaining
	to be Issued Upon		Weighted-Average	Available for Future Issuance
	Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column(a))
Plan Category	(#)		($)	(#)

Equity compensation plans approved by stockholders(1)	17,513,423	(2)	6.97	14,044,346
Equity compensation plans not approved by stockholders	—		—	—
Total	17,513,423	(2)	6.97	14,044,346

(1)	These plans are the Graphic Packaging Corporation 2004 Stock and Incentive Compensation Plan (the “2004 Plan”), the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan, the 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan, the Riverwood Holding, Inc. 2002 Stock Incentive Plan, the Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, the 1996 SIP, the Graphic Packaging Equity Incentive Plan, and the Graphic Packaging Equity Compensation Plan for Non-Employee Directors. With the exception of the 2004 Plan, each of these plans has been amended to provide that no additional awards will be granted thereunder.

(2)	Includes an aggregate of 14,886,487 stock options, 2,567,945 RSUs and 58,991 shares of phantom stock.

(3)	Weighted-average exercise price of outstanding options; excludes RSUs and shares of phantom stock.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

Employment Agreements

On July 20, 2006, the Company entered into a new employment agreement with each of the Named Executive Officers. Each of the agreements with Messrs. Scheible, Blount and Schmal has an initial term of one year beginning on July 20, 2006 (except for Mr. Scheible, whose term begins on August 8, 2006), and then automatically extends upon the same terms and conditions for additional one-year periods until terminated by the Company or the Named Executive Officer. Mr. Humphrey’s employment pursuant to his agreement begins on January 1, 2007 and terminates on December 31, 2007. Mr. Coors’ employment pursuant to his agreement begins on August 8, 2006 and terminates on December 31, 2007.

Each of the agreements provides the minimum base salary set forth in the table below and the right to participate in the Company’s incentive compensation programs for senior executives at a level commensurate with the Named Executive Officer’s position and duties with the Company and based on such performance targets as may be established from time to time by the Company’s Board of Directors or a committee thereof. Each of the agreements provide for an annual target bonus opportunity for 2006 equal to the percentage of base salary set forth in the table below.

Each of the agreements specifies that during the executive’s employment, the Company shall provide certain employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance in accordance with the programs of the Company then available to its senior executives. The executives are also entitled to participate in all of the Company’s profit sharing, pension, retirement, deferred compensation and savings plans applicable to senior executives, as such plans may be amended and in effect from time to time.

During each year of employment, each of the Named Executive Officers are entitled to a perquisite allowance of $20,000. This allowance may be used by the Named Executive Officer for, among other things, tax preparation services, financial planning services, home security services, executive physicals, dues of airline, luncheon, country or athletic clubs or automobile expenses.

In the event that a Named Executive Officer’s employment is terminated due to a disability that prevents the performance of his duties for a period of six months or longer, the Company shall pay his full base salary through the date of termination. In the case of termination due to death, the Company will pay his full base salary for the payroll period in which death occurs, plus an additional one month’s salary. In addition to base salary payments, a Named Executive Officer terminated due to disability or death will receive a pro-rated bonus for the portion of the calendar year in which his termination of employment occurs.

With respect to each of Messrs. Scheible, Blount and Schmal, in the event that the Company terminates his employment without cause, or any of them terminates his employment for good reason, the agreements provide for severance of:

•	base salary for a period ending on the first anniversary of the date of termination (on the second anniversary with respect to Mr. Scheible);

•	welfare benefits for a period ending on the first anniversary of the date of termination;

•	a pro-rata incentive bonus for the year in which termination occurs, assuming that all performance targets had been achieved as of the date of termination (multiplied by two with respect to Mr. Scheible); and

•	outplacement and career counseling services with a value not in excess of $25,000.

See “Potential Payments Upon Termination Without Cause or for Good Reason.”

Each of the agreements provides that the Named Executive Officers may not work for a competitor of the Company for a period of one year after his employment terminates (two years with respect to Mr. Scheible). Each of the executives is also prohibited from (i) employing or soliciting employees of the Company for employment, (ii) interfering with the Company’s relationship with its employees or (iii) soliciting or attempting to establish any competitive business relationship with a customer, client or distributor of the Company for a period of one year after termination of employment (two years with respect to Mr. Scheible).

Specific terms for each of the employment agreements are set forth below:

	Annual	Annual
	Base	Target
	Salary	Bonus
Name and Principal Position	($)	(%)

Stephen M. Humphrey	575,000	—
President and Chief Executive Officer
Jeffrey H. Coors	575,000	—
Vice Chairman
David W. Scheible	550,000	75%
Chief Operating Officer(1)	700,000	100%
Daniel J. Blount	400,000	70%
Senior Vice President and Chief Financial Officer
Michael R. Schmal	350,000	70%
Senior Vice President, Beverage

(1)	Mr. Scheible’s agreement specifies that no later than January 1, 2007, he shall be promoted from the position of Chief Operating Officer to President and Chief Executive Officer. This promotion occurred on January 1, 2007. At the time of such promotion, Mr. Scheible’s base salary was increased to $700,000 and his annual target bonus opportunity was changed to 100%.

Potential Payments Upon Termination without Cause or for Good Reason

The table below reflects the amount of compensation that would become payable to each of the Named Executive Officers under existing plans and arrangements if the Named Executive Officer’s employment was terminated by the Company without cause or by the Named Executive Officer for good reason as of December 31, 2006, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment and benefits available to all salaried employees, such as distributions under the Company’s 401(k) Savings Plans and accrued vacation pay. These benefits are also in addition to the benefits described above in the Pension Benefits at Fiscal Year-End 2006 Table.

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of an executive’s actual separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the maximum payouts under any incentive plans, and the executive’s age.

	Stephen M.	Jeffrey H.	David W.	Daniel J.	Michael R.
	Humphrey	Coors	Scheible	Blount	Schmal

Cash Severance(1)	—	—	$1,925,000	$680,000	$595,000
Value of Outstanding Equity Awards	$3,900,047	$831,000	$706,379	$435,797	$539,098
Company-Paid Portion of Welfare Benefits	—	—	14,445	11,201	10,913
Outplacement Services(2)	—	—	$25,000	$25,000	$25,000

Total	$3,900,047	$831,000	$2,670,824	$1,151,998	$1,170,011

(1)	This amount assumes payout of amounts under the MIP at target level.

(2)	These amounts represent the maximum value of outplacement services allowed under the employment agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board recognizes that Related Party Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In March 2007, the Board delegated authority to the Audit Committee to review and approve Related Party Transactions, and the Audit Committee has adopted a Policy Regarding Related Party Transactions.

The policy defines a “Related Party Transaction” as any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest, other than an interest that arises solely as a result of being a director or beneficial owner of less than 10% of another entity. The policy defines a “Related Party” as any (a) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (b) any beneficial owner of more than 5% of the Company’s common stock, (c) an immediate family member of any of the foregoing, or (d) any firm, corporation or other entity in which any of the foregoing is employed, is a principal or serves in a similar position, or has a beneficial ownership of more than 5%.

The policy provides that the Audit Committee shall review all of the material facts and circumstances of all Related Party Transactions and either approve, ratify or disapprove of the entry into the Related Party Transaction. In determining whether to approve a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the benefits to the Company, the extent of the Related Person’s interest in the transaction, and if the Related Party is a director or a nominee for director, the impact on such director’s independence. The policy provides that certain Related Party Transactions, including certain charitable contributions, transactions involving competitive bids and transactions in which all stockholders receive proportional benefits, are pre-approved and do not require an individual review by the Audit Committee.

You may find a copy of the Policy Regarding Related Party Transactions on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Stockholders Agreement

The Company entered into a Stockholders Agreement with the Coors family stockholders and certain related Coors family trusts (the “Coors Family Stockholders”), the CD&R Fund and EXOR, dated as of March 25, 2003, as amended (the “Stockholders Agreement”), under which the parties thereto made certain agreements regarding matters further described below, including the voting of their shares and governance after the Merger.

Board of Directors.  The Stockholders Agreement provides that the Company’s Board will consist of nine members, classified into three classes. Each of the three classes consists initially of three Directors, the initial terms of which would expire, respectively, at the first, second and third annual meetings of stockholders following the Merger.

Designation Rights.  The Stockholders Agreement provides that a representative of the Coors Family Stockholders, the CD&R Fund and EXOR have the right, subject to requirements related to stock ownership, to designate a person for nomination for election to the Board. The Coors family representative is entitled to designate one person for nomination for election to the Company’s Board for so long as the Coors Family Stockholders, in the aggregate, own at least 5% of the fully-diluted shares of the Company’s common stock.

The CD&R Fund is entitled to designate one person for nomination for election to the Board: (1) for so long as it owns at least 5% of the fully-diluted shares of Company’s common stock, or (2) for so long as it owns less than 5% of such shares and the other stockholders, the CD&R Fund and EXOR continue to own, in the aggregate, at least 30% of such shares. EXOR is entitled to designate one person for nomination for election to the Board for so long as it owns at least 5% of the fully-diluted shares of the Company’s common stock.

Pursuant to the Stockholders Agreement, at each meeting of stockholders at which Directors of the Company are to be elected, the Board of Directors will recommend that the stockholders elect to the Board the designees of the individuals designated by the Coors family representative, CD&R and EXOR. In addition, the Chief Executive Officer will be nominated for election to the Board at any meeting of the stockholders at which Directors of his class are to be elected.

Currently, Mr. Coors serves on the Board as the Coors Family Stockholders’ designee, Mr. Conway serves on the Board as the CD&R Fund’s designee, Mr. Botta serves on the Board as EXOR’s designee and David W. Scheible, the Company’s current Chief Executive Officer serves on the Board.

Independent Directors.  The Stockholders Agreement further provides that each of the other Directors, not designated in the manner described above, will be an independent Director designated for nomination by the Nominating and Corporate Governance Committee. In the event that the Coors family representative, the CD&R Fund or EXOR loses the right to designate a person to the Board, such designee will resign immediately upon receiving notice from the Nominating and Corporate Governance Committee that it has identified a replacement Director, and will resign in any event no later than 120 days after the designating person or entity loses the right to designate such designee to the Board.

Agreement to Vote for Directors; Vacancies.  Each party to the Stockholders Agreement has agreed to vote all of the shares owned by such stockholder in favor the Chief Executive Officer and each of the parties’ designees to the Board, and to take all other steps within such stockholder’s power to ensure that the composition of the Board is as contemplated by the Stockholders Agreement. As long as the Coors family representative, the CD&R Fund or EXOR, as the case may be, has the right to designate a person for nomination for election to the Board, at any time at which the seat occupied by such party’s designee becomes vacant as a result of death, disability, retirement, resignation, removal or otherwise, such party will be entitled to designate for appointment by the remaining Directors an individual to fill such vacancy and to serve as a Director.

Actions of the Board; Affiliate Agreements.  The Stockholders Agreement provides that a Board decision regarding the Merger, consolidation or sale of substantially all the Company’s assets would require the affirmative vote of a majority of the Directors then in office. In addition, the decision to enter into, modify or terminate any agreement with an affiliate of the Coors Family Stockholders, CD&R or EXOR will require the affirmative vote of a majority of the Directors not nominated by a stockholder which, directly or indirectly through an affiliate, has an interest in that agreement.

Board Committees.  The Stockholders Agreement provides for the Board to have an Audit Committee, a Compensation and Benefits Committee and a Nominating and Corporate Governance Committee as follows:

The Audit Committee will have three members, consisting of independent Directors designated by the CD&R Fund and the Coors family representative and one independent Director or such other members as the CD&R designee and the Coors family representative shall mutually agree. Each member of the Audit Committee shall meet the requirements for membership of an Audit Committee under applicable law and exchange listing requirements. The Audit Committee will have the authority, at its discretion, to invite the Director designated by EXOR to attend meetings of the Audit Committee as a non-voting observer.

The Compensation and Benefits Committee will have at least three members, consisting of the Directors designated by the CD&R Fund and the Coors family representative and one independent Director or such other members as the CD&R designee and the Coors family representative shall mutually agree. None of the Company’s employees will serve on this committee. The Director designated by EXOR has the right to attend meetings of the Compensation and Benefits Committee as a non-voting observer.

The Nominating and Corporate Governance Committee will have at least five members, consisting of the Directors designated by the CD&R Fund, the Coors family representative and EXOR and two independent Directors or such other members as the CD&R designee and the Coors family representative shall mutually agree. None of the Company’s employees (other than Mr. Coors) will serve on this committee.

The rights of the CD&R Fund, the Coors family representative and EXOR to have its Director designee sit as a member of Board committees will cease when such stockholder holds less than 5% of the Company’s fully-diluted shares of common stock, except that the CD&R Fund will continue to have such right so long as the Company’s stockholders immediately before the closing of the Merger own, in the aggregate, at least 30% of the fully-diluted shares of the Company’s common stock. The Board will fill any committee seats that become vacant in the manner provided in the preceding sentence with independent Directors.

Termination.  The Stockholders Agreement will remain in effect until terminated by unanimous agreement or until such time as no more than one of the CD&R Fund, EXOR or the CD&R Fund and the other stockholders in the aggregate, or the Coors Family Stockholders holds 5% or more of the Company’s outstanding common stock on a fully-diluted basis. In addition, the Stockholders Agreement will terminate as to any stockholder party at such time as such stockholder no longer owns any of the Company’s shares of common stock.

Amended and Restated Registration Rights Agreement

The Company and the parties to the Stockholders Agreement and the Company’s stockholders immediately before the Merger are parties to an Amended and Restated Registration Rights Agreement, dated as of March 25, 2003, under which the parties agreed to amend and restate the previous registration rights agreement in connection with the transactions contemplated by the Merger agreement.

The Amended and Restated Registration Rights Agreement provides that holders of 15% or more of the Company’s outstanding shares of common stock may request that the Company affect the registration under the Securities Act of all or part of such holders’ registrable securities. Upon receiving such request, the Company is required to give prompt written notice of such requested registration to all holders of registrable securities and to use its reasonable best efforts to affect the registration under the Securities Act of 1933, as amended, of all registrable securities that the Company has been requested to register. After the expiration of 180 days after the closing of an initial secondary offering, holders of 5% or more of the Company’s outstanding shares of common stock may again request that the Company affect the registration under the Securities Act of all or part of such holders’ registrable securities.

With respect to the first two requests to affect registration of registrable securities, the Company is not required to effect such registration if such requests relate to less than 15% of the outstanding shares of common stock or, without the approval of the Board, more than 25% of the outstanding shares. Any request for registration of registrable securities after the first two requests will be subject to a minimum offering size of 5% of the outstanding shares of the Company’s common stock. The Company will pay all expenses in connection with the first four successfully effected registrations requested. The Amended and Restated Registration Rights Agreement also provides that, with certain exceptions, the parties thereto have certain incidental registration rights in the event that the Company at any time proposes to register any of its equity securities and the registration form to be used may be used for the registration of securities otherwise registrable under the Amended and Restated Registration Rights Agreement.

The CD&R Fund

The CD&R Fund is a private investment fund managed by CD&R. The general partner of the CD&R Fund is Associates V, and the general partners of Associates V are Associates II, CD&R Investment Associates, Inc., and CD&R Cayman Investment Associates, Inc. Mr. Ames, who is a principal of CD&R, a Director of

Associates II and a limited partner of Associates V, was the Chairman of the Board of Riverwood until the Merger. Mr. Conway, who is a principal of CD&R, a Director of Associates II and a limited partner of Associates V, is one of the Company’s Directors. The CD&R Fund purchased $225 million of the Company’s equity in 1996.

During the year ended December 31, 2003, the Company paid CD&R a management fee of $470,000 for providing management and financial consulting services. In addition, under the terms of the Stockholders Agreement, the Company also paid a transaction fee of $10 million to CD&R for assistance in connection with negotiation of all aspects of the Merger, including the contribution analysis, financial and business due diligence, structure of the proposed refinancing and arranging for proposals by and handling negotiations with financing sources to provide funds for the refinancing. The Company made no payments to CD&R in 2004, 2005 or 2006, other than payments earned by Mr. Conway for service as a Director, which Mr. Conway assigned to CD&R.

The Company entered into an indemnification agreement dated March 27, 1996, with CD&R and the CD&R Fund pursuant to which the Company agreed to indemnify CD&R, the CD&R Fund, Associates V, Associates II, together with any other general partner of Associates V, and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons against certain liabilities arising under the federal securities laws, liabilities arising out of the performance of a certain consulting agreement between the Company and CD&R that is no longer effective, and certain other claims and liabilities.

Management Indebtedness

In November 1999, the Company loaned Stephen M. Humphrey, the Company’s President and Chief Executive Officer, $5.0 million pursuant to a full-recourse, non-interest bearing promissory note, which was amended in December 2001. The promissory note will become due and payable on the earlier of (i) March 26, 2007 and (ii) such time as Mr. Humphrey voluntarily terminates his employment other than for “good reason” or the Company terminates his employment for “cause,” in each case as defined in Mr. Humphrey’s employment agreement. Mr. Humphrey repaid the loan in full in March 2007.

Effective July 30, 2002, the Sarbanes-Oxley Act of 2002 prohibits the granting of any personal loans to or for the benefit of any of the Company’s executive officers or directors and the modification or renewal of any such existing personal loans. The Company has not granted any new personal loans to or for the benefit of the executive officers or directors or modified or renewed the loan to Mr. Humphrey since the effective date of such provision.

Coors Family Relationships

William K. Coors, Joseph Coors, Jr., Jeffrey H. Coors, Peter H. Coors, John K. Coors, William Grover Coors, J. Bradford Coors, Timothy I. Coors, Douglas M. Coors, Peter J. Coors, Melissa E. Coors and Christian Coors Ficeli are directors of Adolph Coors Co., LLC, a Wyoming limited liability company that serves as the sole trustee of seven of the Coors family trusts. Collectively, William K. Coors, Jeffrey H. Coors, the Coors family trusts and the Adolph Coors Foundation own approximately 31% of the Company’s outstanding common stock. In addition, one of those trusts owns approximately 30% of the voting common stock of Molson Coors Brewing Company (formerly, the Adolph Coors Company) and a related entity owns 100% of CoorsTek, Inc. (“CoorsTek”).

Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., Peter H. Coors and William Grover Coors are brothers. Jeffrey H. Coors is the Company’s Vice Chairman and a member of the Board and of the Board of Directors of the Company’s subsidiary Graphic Packaging International, Inc. Timothy I. Coors is the son of Jeffrey H. Coors and an employee of the Company. J. Bradford Coors and Douglas M. Coors are the sons of Joseph Coors, Jr., and employees of CoorsTek. Melissa E. Coors and Christian Coors Ficeli are Peter H. Coors’ daughters and employees of Molson Coors Brewing Company. Peter G. Coors is the son of Peter H. Coors and an employee of Coors. Peter J. Coors is the son of Peter H. Coors and an employee of Molson Coors Brewing Company. William K. Coors served as a Director Emeritus on the Company’s Board until March 13, 2007. Peter H. Coors is an executive officer and director of Molson Coors Brewing Company. John K. Coors is an executive officer and director of CoorsTek. The Company, Molson Coors Brewing Company

and CoorsTek, or their subsidiaries, have certain business relationships and have engaged in certain transactions with one another, as described below.

Transactions with Adolph Coors Company.  On December 28, 1992, GPIC was spun off from Adolph Coors Company and since that time Adolph Coors Company has had no ownership interest in GPIC. However, certain Coors family trusts had significant interests in both GPIC and Adolph Coors Company. GPIC also entered into various business arrangements with the Coors family trusts and related entities from time-to-time since its spin-off. GPIC’s policy was to negotiate market prices and competitive terms with all third parties, including related parties.

GPIC originated as the packaging division of Adolph Coors Company. At the time of the spin-off from Adolph Coors Company, GPIC entered into an agreement with Coors Brewing Company to continue to supply its packaging needs. The Company executed a supply agreement, effective April 1, 2004, with Coors Brewing Company (now a subsidiary of Molson Coors Brewing Company) that expires on December 31, 2007. The Company continues to sell packaging products to Coors Brewing Company; such sales accounted for approximately $74.0 million of the Company’s consolidated net sales for the year ended December 31, 2006.

One of the Company’s subsidiaries, Golden Equities, Inc., is the general partner of Golden Properties, Ltd., a limited partnership in which Coors Brewing Company is the limited partner. Before the Merger, Golden Equities, Inc. was a subsidiary of GPIC. The partnership owns, develops, operates and sells certain real estate previously owned directly by Coors Brewing Company or Adolph Coors Company. As of December 31, 2006, the Company owed Golden Properties, Ltd. approximately $2.7 million of debt and accrued interest. The Company received a distribution of capital of $2.4 million in 2006, as well as approximately $400,000 as a distribution of earnings.

Transactions with CoorsTek.  The spin-off of CoorsTek from GPIC was made pursuant to a distribution agreement between GPIC and CoorsTek in December 1999. It established the procedures to affect the spin-off and contractually provided for the distribution of the CoorsTek common stock to GPIC’s stockholders, the allocation to CoorsTek of certain assets and liabilities and the transfer to and assumption by CoorsTek of those assets and liabilities. In the distribution agreement, CoorsTek agreed to repay all outstanding intercompany debt owed by CoorsTek to GPIC together with a special dividend. The total amount of the repayment and the special dividend was $200 million. Under the distribution agreement, GPIC and CoorsTek each agreed to retain, and to make available to the other, books and records and related assistance for audit, accounting, claims defense, legal, insurance, tax, disclosure, benefit administration and other business purposes. CoorsTek also agreed to indemnify GPIC if the CoorsTek spin-off is taxable under certain circumstances or if GPIC incurred certain liabilities. The tax sharing agreement defines the parties’ rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to the CoorsTek business for tax years preceding the CoorsTek spin-off and with respect to certain tax attributes of CoorsTek after the CoorsTek spin-off.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Beckett, Botta, Fields and Logan are the members of the Compensation and Benefits Committee. None of the current members of the Compensation and Benefits Committee is or during 2006 was an officer or employee of the Company or its subsidiary. Mr. Coors, the Company’s Vice Chairman, serves on the Board of Directors of R.W. Beckett Corporation. Mr. Beckett is the Chairman of the R.W. Beckett Corporation. The Company did no business with R.W. Beckett Corporation in 2006 and does not anticipate doing any business with R.W. Beckett Corporation in 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s common stock by (i) each stockholder that is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each Director, (iii) each Named Executive Officer and (iv) the Directors and executive officers as a group. Unless otherwise noted, such information is provided as of April 1, 2007 and the beneficial owners listed have sole voting and investment power with respect to the number of shares shown. An asterisk in the percent of class column indicates beneficial ownership of less than one percent.

	Number of
Name	Shares	Percentage

5% Stockholders:
Grover C. Coors Trust(1)	51,211,864	25.50%
Jeffrey H. Coors(1)(2)	64,071,970	31.62%
Clayton, Dubilier & Rice Fund V Limited Partnership(3)	34,222,500	17.04%
EXOR Group S.A.(4)	34,222,500	17.04%
HWH Investment Pte. Ltd.(5)	10,545,400	5.25%
Directors and Named Executive Officers:
Stephen M. Humphrey(6)	5,896,730	2.86%
John D. Beckett(7)	81,426	*
G. Andrea Botta(8)	68,991	*
Kevin J. Conway	0	*
William R. Fields	11,799	*
Harold R. Logan, Jr.(9)	51,527	*
John R. Miller	34,966	*
Robert W. Tieken	33,006	*
Daniel J. Blount(10)	378,954	*
David W. Scheible(11)	403,954	*
Michael R. Schmal(12)	458,211	*
All Directors and executive officers as a group (16 persons)(13)	72,540,556	34.56%

(1)	Pursuant to the Stockholders Agreement, certain members of the Coors family and related trusts that are parties thereto, including the Grover C. Coors Trust, Jeffrey H. Coors and William K. Coors, have designated and appointed Jeffrey H. Coors as their attorney-in-fact to perform all obligations under the Stockholders Agreement, including but not limited to, voting obligations with respect to the election of directors. The parties to the Stockholder Agreement retain voting power with regard to all other matters and sole dispositive power over such shares. The business address for Jeffrey H. Coors is Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067.

(2)	The amount shown includes (i) 53,429 shares held in joint tenancy with spouse, (ii) 140,848 stock units held in the Company’s 401(k) savings plan, (iii) 250 shares held by GPIC’s Payroll Stock Ownership Plan, (iv) 500 shares held by Jeffrey H. Coors Family, Ltd., (v) 30,000 shares held by Mr. Coors’ wife, and (vii) an aggregate of 61,552,966 shares attributable to Mr. Coors solely by virtue of the Stockholders Agreement. The amount shown also includes 1,603,489 shares subject to stock options exercisable within 60 days and 187,120 RSUs that are vested within 60 days.

(3)	Associates V is the general partner of the CD&R Fund and has the power to direct the CD&R Fund as to the voting and disposition of its shares of the Company’s common stock. Associates II is the managing general partner of Associates V and has the power to direct Associates V as to its direction of the CD&R Fund’s voting and disposition of shares. No person controls the voting and dispositive power of Associates II with respect to the shares owned by CD&R. Each of Associates V and Associates II expressly disclaims beneficial ownership of the shares owned by the CD&R Fund. The business address for each of the CD&R Fund, Associates V and Associates II is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(4)	Giovanni Agnellie C.S.A.P.A.Z., an Italian company, is the beneficial owner of essentially all of the equity interests of EXOR Group S.A. The business address for EXOR Group S.A. is 22-24, Boulevard Royal, L-2449 Luxembourg.

(5)	The beneficial owner of HWH Investment Pte. Ltd. is Government of Singapore Investment Corporation (Ventures) Pte Ltd, which is beneficially owned by Minister for Finance Inc. of the Government of Singapore. The business address for HWH Investment Pte. Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. The number of shares beneficially owned is as of December 31, 2005 according to Amendment No. 1 to Schedule 13G/A filed with the SEC on February 15, 2006.

(6)	The amount shown includes 5,500,176 shares subject to stock options exercisable within 60 days and 177,660 RSUs that are vested within 60 days.

(7)	The amount shown includes 2,000 shares subject to stock options exercisable within 60 days.

(8)	The amount shown includes 63,727 RSUs that are vested within 60 days, although such RSUs are not payable until Mr. Botta’s retirement as a director of the Company

(9)	The amount shown includes 2,000 shares subject to stock options exercisable within 60 days.

(10)	The amount shown includes 189,304 shares subject to stock options exercisable within 60 days and 34,249 RSUs that are vested within 60 days.

(11)	The amount shown includes 4,253 stock units held in the Company’s 401(k) savings plan, 163,710 shares subject to stock options exercisable within 60 days and 54,379 RSUs that are vested within 60 days.

(12)	The amount shown includes 210,492 shares subject to stock options exercisable within 60 days and 43,718 RSUs that are vested within 60 days.

(13)	The amount shown includes 8,330,502 shares subject to stock options that are exercisable within 60 days and 705,596 RSUs that are vested within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) of the Exchange Act during 2006 and Form 5 and amendments thereto furnished to the Company with respect to 2006, and written representations from the Company’s reporting persons, the Company believes that the its officers, Directors and beneficial owners have complied with all filing requirements under Section 16(a) applicable to such persons.

AUDIT MATTERS

Report of the Audit Committee

This report by the Audit Committee is required by the rules of the SEC. It is not to be deemed incorporated by reference by any general statement that incorporates by reference this Proxy Statement into any filing under Securities Act or the Exchange Act, and it is not to be otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three members, each of whom is an “independent director,” as defined by Section 303A of the NYSE Listed Company Manual. Each of the members of the Audit Committee is financially literate and each qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee’s purposes are to assist the Board in overseeing: (a) the quality and integrity of our financial statements; (b) the qualifications and independence of our independent auditors; and (c) the performance of our internal audit function and independent auditors.

In carrying out its responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the independent auditors the matters required to be discussed with audit committees by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 2600T, and has discussed with our independent auditors their independence.

Based on the review and discussions noted above and our independent auditors’ report to the Audit Committee, the Audit Committee has recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Robert W. Tieken (Chairman)
Harold R. Logan, Jr.
John R. Miller

Audit Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2006 and December 31, 2005 by our independent auditors, PricewaterhouseCoopers LLP (“PWC”), are as follows:

	Year Ended
	December 31,
	2006	2005
	(In millions)

Audit Fees	$3.2	$5.2
Audit-Related Fees	—	0.1
Tax Fees	—	0.1
All Other Fees	—	0.0
Total	$3.2	$5.4

Audit Fees.  This category includes the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the fiscal years ended December 31, 2006 and December 31, 2005, for the reviews of the financial statements included in our quarterly reports on Form 10-Q during 2006 and 2005, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation and audits of employee benefit plans.

Tax Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

All Other Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The Audit Committee reviews and pre-approves audit and non-audit services performed by PricewaterhouseCoopers as well as the fees charged for such services. The Audit Committee may delegate pre-approval authority for such services to one or more members, whose decisions are then presented to the full Audit Committee at its scheduled meetings. In 2006 and 2005, all of the audit and non-audit services provided by our independent public accountant were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.

Independent Auditors

Upon the recommendation of the Audit Committee, the Board has reappointed PWC as independent auditors to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2007. PWC has served continuously in such capacity since June 2002.

Representatives of PWC are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.

ADDITIONAL INFORMATION

The Company will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of proxy materials. In addition to the use of the mail, proxies may be solicited personally by telephone by certain employees. The Company will reimburse brokers or other persons holding stock in their names or in the names of nominees for their expense in sending proxy materials to principals and obtaining their proxies.

Where a choice is specified with respect to any matter to come before the Annual Meeting, the shares represented by proxy will be voted in accordance with such specifications. Where a choice is not so specified, the shares represented by the proxy will be voted “FOR” the election of each of the nominees for Director.

Management is not aware of any matter other than the election of Directors that will be presented for action at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in accordance with their best judgment.

In the election of Directors, a specification to withhold authority to vote for any of the nominees will not constitute an authorization to vote for any other nominee.

Some banks, brokers or other nominee record holders of the Company’s common stock may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report may have been sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to the Company at the following address: Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067, Attention: Corporate Secretary or by calling (770) 644-3000. Any stockholder who wants to receive separate copies of the Annual Report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact the Company at the above address or telephone number.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If you intend to present a proposal at the 2008 annual meeting of stockholders, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Company’s Corporate Secretary at 814 Livingston Court, Marietta, Georgia 30067. The Corporate Secretary must receive this proposal no later than December 18, 2007.

If you want to present a proposal at the 2008 annual meeting of stockholders, without including the proposal in the proxy statement, or if you want to nominate one or more Directors, you must provide written notice to the Company’s Corporate Secretary at the address above. The Corporate Secretary must receive this notice not earlier than January 15, 2008, and not later than February 14, 2008. However, if the date of the 2008 annual stockholders meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the Annual Meeting, then such proposal must be submitted by the later of the 90th day before such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of a proposal or nomination must include:

•	as to each proposed nominee for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-8 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

•	as to any other proposal, a brief description of the proposal (including the text of any resolution proposed for consideration), the reasons for such proposal and any material interest in such proposal of such stockholder and of any beneficial owner on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder and beneficial owner, as they appear on the Company’s books;

•	the class and number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•	a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Only persons who are nominated in accordance with the procedures described above will be eligible for election as Directors and only such other proposals as were brought before the meeting in accordance with the procedures described above will be presented at the meeting. Except as otherwise provided by law, the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws, the Chairman of the meeting will have the power and duty to determine whether a nomination or any other proposal was made or proposed in accordance with these procedures. If any proposed nomination or proposal is not made or proposed in compliance with these procedures, it will be disregarded. A proposed nomination or proposal will also be disregarded if the stockholder or a qualified representative of the stockholder does not appear at the annual meeting of stockholders to present the nomination or proposal, notwithstanding that the Company may have received proxies with respect to such vote.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that the Company has prepared to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

ANNUAL REPORT

The Company’s 2006 Annual Report to Stockholders accompanies this Proxy Statement. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is included in the Annual Report to Stockholders and is available without charge upon written request addressed to Graphic Packaging Corporation, Investor Relations, 814 Livingston Court, Marietta, Georgia 30067. The Company will also furnish any exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, if specifically requested.

By Order of the Board of Directors,

STEPHEN A. HELLRUNG
Senior Vice President, General Counsel and Secretary

Marietta, Georgia
April 17, 2007

GRAPHIC PACKAGING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 15, 2007
10:00 a.m. (local time)
RENAISSANCE WAVERLY HOTEL
2450 Galleria Parkway
Atlanta, Georgia 30339

Graphic Packaging Corporation

814 Livingston Court, Marietta, Georgia 30067	proxy

This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Daniel J. Blount and Stephen A. Hellrung, or either of them, as proxies, with power of substitution, to vote all the shares of the undersigned held of record by the undersigned as of March 19, 2007, with all of the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Graphic Packaging Corporation (the “Company”), to be held at 10:00 a.m. (local time) on May 15, 2007, at the Renaissance Waverly Hotel, located at 2450 Galleria Parkway, Atlanta, Georgia 30339, or any adjournment thereof.
EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE THIS PROXY BY PHONE OR INTERNET, OR BY MARKING, DATING, SIGNING AND RETURNING THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIGN ON THE REVERSE SIDE. NO BOXES NEED TO BE CHECKED.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 14, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice prompt provides you.
VOTE BY INTERNET – http://www.eproxy.com/gpk/ – QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 14, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Graphic Packaging Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Proposal 1.

1.	Election of directors:	01 Kevin J. Conway	☐	Vote FOR	☐	Vote WITHHELD from
		02 Jeffrey H. Coors		all nominees		all nominees
		03 Robert W. Tieken		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL STATED ABOVE.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears
on Proxy. If held in joint tenancy, all persons
should sign. Trustees, administrators, etc.,
should include title and authority. Corporations
should provide full name of corporation and title of
authorized officer signing the proxy.